UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 12b-25

NOTIFICATION OF LATE FILING

SEC FILE NUMBER 1-10077

CUSIP NUMBER: 291648 10 3

(Check One):

[   ] Form 10-K            [   ] Form 20-F                    [   ] Form 11-K

[X] Form 10-Q              [   ] Form N-SAR

For Period Ended: September 30, 2005

[   ] Transition Report on Form 10-K

[   ] Transition Report on Form 20-F

[   ] Transition Report on Form 11-K

[   ] Transition Report on Form 10-Q

[   ] Transition Report on Form N-SAR

For the Transition Period Ended:  Not applicable

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

Full Name of Registrant: Empire Energy Corporation International

Former Name if Applicable: Empire Energy Corporation

Address of Principal Executive Office (Street and Number):

         16801 W 116th Street,

         Suite 100

         Lenexa, KS 66219

Former address of Principal Executive Office (Street and Number):

         11011 King Street,

         Suite 260

         Overland Park, KS 66210

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate) [X]

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The preparation of the Registrant's Form 10-QSB could not be timely completed without unreasonable effort due to recent completion of merger.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

                                John C. Garrison

                                 (913) 384-2599

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of

1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,

identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?  [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                                        Empire Energy Corporation International

                                                                ---------------------------------------

                                                      (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 14, 2005                           By: /s/ John C. Garrison

                                                              ------------------------------------------

                                                                    John C. Garrison, Director

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